As filed with the Securities and Exchange Commission on October 17, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

56-0906609

(IRS Employer Identification No.)

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina

(Address of principal executive offices)

28255

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Income Capital Obligation NotesSM initially due December 15, 2066	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  None

Securities to be registered pursuant to Section 12(g) of the Act:  None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Income Capital Obligation NotesSM initially due December 15, 2066 (the “ICONs”) of Bank of America Corporation (the “Corporation”). The ICONs were originally issued by Merrill Lynch & Co., Inc. (“Merrill Lynch”), and the Corporation assumed all of the obligations of the ICONs on October 1, 2013 in connection with the merger of Merrill Lynch into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware. A description of the ICONs is contained in Merrill Lynch’s Prospectus Supplement, dated December 7, 2006, to the Prospectus, dated December 6, 2006, filed with the Securities and Exchange Commission on December 11, 2006, under the caption “Certain Terms of the ICONs.” References therein to Merrill Lynch as issuer of the ICONs are deemed to be references to the Corporation.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Junior Subordinated Indenture, dated as of December 14, 2006, between Merrill Lynch and The Bank of New York Mellon, as trustee (the “Indenture”), incorporated by reference to Exhibit 4(a) to Merrill Lynch’s Current Report on Form 8-K (File No. 1-7182) filed December 14, 2006

4.2	First Supplemental Indenture to the Indenture, dated as of December 14, 2006, between Merrill Lynch and The Bank of New York Mellon, incorporated by reference to Exhibit 4(b) to Merrill Lynch’s Current Report on Form 8-K (File No. 1-7182) filed December 14, 2006

4.3	Fourth Supplemental Indenture to the Indenture, dated as of September 30, 2013, among the Corporation, Merrill Lynch and The Bank of New York Mellon, as trustee, incorporated by reference to Exhibit 4.209 to the Corporation’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (333-180488)

4.4	Form of ICONs

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 17, 2018

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Ross E. Jeffries, Jr. Deputy General Counsel and Corporate Secretary

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